Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Addresses Impact of Supply Chain Disruptions
Transformative Growth positions for continued success

NORTHBROOK, Ill., November 3, 2021 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2021.

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except per share data and ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Consolidated revenues	$12,480	$10,678	16.9%	$37,577	$30,947	21.4%
Net income applicable to common shareholders	508	1,126	(54.9)	695	2,863	(75.7)
per diluted common share	1.71	3.58	(52.2)	2.30	9.01	(74.5)
Adjusted net income*	217	900	(75.9)	3,237	2,918	10.9
per diluted common share*	0.73	2.87	(74.6)	10.70	9.18	16.6
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				13.2%	18.9%	(5.7)
Adjusted net income*				21.2%	17.9%	3.3
Book value per common share				84.62	82.39	2.7
Property-Liability combined ratio
Recorded	105.3	91.6	13.7	94.8	88.8	6.0
Underlying combined ratio*	90.4	79.7	10.7	84.5	79.6	4.9
Property-Liability insurance premiums earned	10,159	8,952	13.5	30,064	26,696	12.6
Catastrophe losses	1,269	990	28.2	2,811	2,387	17.8
Shelter-in-Place Payback expense	—	—	—	29	948	(96.9)
Total policies in force (in thousands)				191,856	170,787	12.3
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s operational expertise enables us to address inflation in auto repair costs while executing our Transformative Growth strategy,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Auto insurance had an underwriting loss in the quarter as supply chain disruptions drove rapid price increases for used cars and original equipment parts. Auto insurance did generate attractive margins for the first nine months of the year, and we are filing for rate increases to maintain historical profitability levels. Performance-based investment income increased by $308 million reflecting the strategic decision to increase these investments, which offsets some of the decline in quarterly underwriting income. Transformative Growth is lowering expenses, providing further protection from increased loss costs. The catastrophe risk and return strategy also benefited results as nearly $1 billion of net reinsurance recoveries offset the impact of increased severe weather, including Hurricane Ida. In the quarter, revenues of $12.5 billion generated net income of $508 million and adjusted net income* earnings per share of $0.73.”

“In addition to offsetting short-term volatility, our ongoing strategic initiatives have increased long-term value. Transformative Growth continued to reduce costs, allowing us to provide more competitive prices. Expanded customer access has increased Allstate brand auto new business by 5% and direct sales increased to 30% of auto insurance sales in the quarter, which more than offset a slight decline in existing Allstate agent productivity. The National General acquisition is ahead of cost savings and growth goals and will increase our total market share by one percentage point this year. Allstate Protection Plans rapidly grew by leveraging retail distribution and the Allstate brand. The strategies for Allstate Health and Benefits, Roadside, Identity Protection and Arity are also on track. The Allstate Life Insurance Company divestiture closed earlier this week and combined with the previously announced divestiture of Allstate Life Insurance Company of New York increased deployable capital by $1.7 billion. The strategy to increase market share in personal property-liability and expand protection solutions is working,” concluded Wilson.

Third Quarter 2021 Results

•Total revenues of $12.5 billion in the third quarter of 2021 increased 16.9% compared to the prior year quarter, reflecting higher earned premiums from National General, Allstate brand homeowners premium growth and increased net investment income. Protection Services revenues also increased, reflecting a 23.9% increase for Allstate Protection Plans compared to the prior year quarter.

•Net income applicable to common shareholders of $508 million in the third quarter of 2021 decreased $618 million compared to the prior year quarter, primarily driven by lower underwriting income partially offset by a $300 million increase in net investment income.

•Adjusted net income* of $217 million, or $0.73 per diluted share, decreased $683 million compared to the prior year quarter. The decrease reflects higher non-catastrophe losses in auto and homeowners insurance and increased catastrophe losses, partially offset by higher earned premiums.

Property-Liability Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2021	2020	% / pts Change	2021	2020	% / pts Change
Premiums written	$10,966	$9,395	16.7%	$31,057	$27,159	14.4%
Allstate Brand	9,355	9,135	2.4	26,784	26,414	1.4
National General	1,611	260	NM	4,273	745	NM

Underwriting income (loss)	(534)	752	NM	1,552	3,002	(48.3)
Allstate Brand	(311)	842	NM	1,618	3,077	(47.4)
National General	(112)	43	NM	41	63	(34.9)

Recorded combined ratio	105.3	91.6	13.7	94.8	88.8	6.0
Allstate Protection auto	102.3	85.4	16.9	92.4	86.2	6.2
Allstate Protection homeowners	111.0	103.2	7.8	100.2	93.9	6.3

Underlying combined ratio*	90.4	79.7	10.7	84.5	79.6	4.9
Allstate Protection auto	97.6	84.3	13.3	89.9	85.1	4.8
Allstate Protection homeowners	71.6	64.8	6.8	69.6	62.6	7.0
NM = not meaningful

•Property-Liability written premium of $11.0 billion increased 16.7% in the third quarter of 2021 compared to the prior year quarter, primarily driven by the addition of National General and Allstate brand homeowners growth. The recorded combined ratio of 105.3 generated an underwriting loss of $534 million, compared to income of $752 million in the prior year quarter. This was primarily driven by higher non-catastrophe losses in auto and homeowners insurance and increased catastrophe losses, partially offset by increased premiums.

◦Underwriting income was impacted by non-catastrophe prior year reserve strengthening of $162 million in the third quarter of 2021, which increased the combined ratio by 1.6 points. This includes $111 million related to asbestos, environmental and other reserves in the Run-off Property-Liability segment as a result of our annual comprehensive reserve review.

◦The underlying combined ratio* of 90.4 for the third quarter of 2021 was 10.7 points above the prior year quarter, reflecting higher non-catastrophe losses primarily driven by higher incurred auto and homeowners claims severity due to increased inflationary impacts and higher auto accident frequency.

◦Cost reductions implemented in 2020 and continuing in 2021 provide operational flexibility to improve customer value and competitive price position. The underlying expense ratio*, which excludes the amortization of purchased intangibles, decreased by 0.6 points compared to the prior year quarter. The decline was driven by lower restructuring and related charges, partially offset by higher advertising expenses. Increased claims process efficiency and expanded digital capabilities continue to drive lower loss adjustment expenses while improving the customer experience. The long-term goal is to further reduce the adjusted expense ratio* (which includes underwriting and claims) by 3 percent of premiums.

◦Allstate Protection auto insurance net written premium increased 13.4%, and policies in force increased 14.7% compared to the prior year quarter, driven by the acquisition of National General and increased new issued applications. Allstate brand auto net written premiums declined slightly from the prior year quarter as increased policies in force were offset by lower average premiums.

The recorded auto insurance combined ratio of 102.3 in the third quarter of 2021 was 16.9 points above the prior year quarter, and the underlying combined ratio* of 97.6 was 13.3 points above the prior year quarter, primarily due to an increase in the loss ratio. The auto loss ratio increase was driven by higher claim severity from rising inflationary impacts and increased accident frequency as miles driven rebound toward pre-pandemic levels. While frequency increased relative to the prior year, it remains below pre-pandemic levels. The third quarter combined ratio for auto insurance was also impacted by 2.2 points for reserve strengthening for the first two quarters of 2021. Unfavorable non-catastrophe prior year reserve reestimates also contributed to the higher loss ratio, adding 1.1 points in the quarter.

Auto insurance loss costs increased primarily due to higher used car values and replacement parts costs. Used car values began increasing above the Consumer Price Index (CPI) in late 2020, which accelerated in 2021 resulting in an increase of approximately 44% in the third quarter 2021 compared to the end of 2018. Similarly, original equipment parts prices have dramatically increased and are now up approximately 17% over the same period, approximately twice the core CPI.

◦Allstate Protection homeowners insurance net written premium grew 28.4%, and policies in force increased 7.6% compared to the third quarter of 2020, due to the addition of National General and Allstate brand growth. Allstate brand net written premium increased 9.8% compared to the prior year quarter, driven by policies in force growth and higher average premiums due to inflation in insured home valuations and approved rate increases.

The recorded homeowners insurance combined ratio of 111.0 in the third quarter of 2021 increased 7.8 points above the prior year quarter, and the underlying combined ratio* of 71.6 increased 6.8 points compared to the third quarter of 2020. The increases were primarily driven by higher severity due to inflation in labor and material costs and the inclusion of National General’s results, partially offset by higher average premium.

Catastrophe losses were $1.27 billion in the third quarter with approximately 75% related to homeowners insurance. This includes 45 events, the largest of which was Hurricane Ida. Hurricane Ida gross and net losses were $1.5 billion and $689 million, respectively. Net losses include reinsurance recoveries of $986 million and reinstatement premiums of $181 million.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2021	2020	% / $ Change	2021	2020	% / $ Change
Total revenues (1)	$597	$484	23.3%	$1,730	$1,395	24.0%
Allstate Protection Plans	311	251	23.9	881	702	25.5
Allstate Dealer Services	129	121	6.6	382	356	7.3
Allstate Roadside	64	59	8.5	183	172	6.4
Arity	62	25	148.0	190	81	134.6
Allstate Identity Protection	31	28	10.7	94	84	11.9
Adjusted net income (loss)	$45	$40	$5	$150	$115	$35
Allstate Protection Plans	32	36	(4)	119	105	14
Allstate Dealer Services	7	7	—	25	22	3
Allstate Roadside	1	4	(3)	7	8	(1)
Arity	1	(3)	4	4	(9)	13
Allstate Identity Protection	4	(4)	8	(5)	(11)	6
(1) Excludes realized capital gains and losses

•Protection Services revenues increased to $597 million in the third quarter of 2021, 23.3% higher than the prior year quarter, and written premium of $651 million increased by 34.2% primarily driven by continued Allstate Protection Plans growth. Adjusted net income of $45 million increased by $5 million compared to the prior year quarter, due to higher profitability at Allstate Identity Protection and Arity.
◦Allstate Protection Plans revenue of $311 million increased $60 million, or 23.9%, compared to the prior year quarter, reflecting increased policies in force. Written premium of $439 million increased 46.3% compared to the prior year quarter, driven by the launch with the Home Depot in the first quarter, and are approximately 5.5 times higher since the acquisition in 2017. Adjusted net income of $32 million in the third quarter of 2021 was $4 million lower than the prior year quarter, driven by restructuring charges and investments in growth.

◦Allstate Dealer Services revenue of $129 million was 6.6% higher than the third quarter of 2020, driven by increased sales and the impact of lower volumes in the third quarter of 2020 from impacts of the pandemic. Adjusted net income of $7 million in the third quarter was comparable to the prior year quarter.

◦Allstate Roadside revenue of $64 million in the third quarter of 2021 increased 8.5% compared to the prior year quarter, driven by the impact of lower rescue volumes in the third quarter of 2020 from impacts of the pandemic. Margins declined slightly due to capacity constraints with third party tow providers and the proprietary “gig” Good Hands Rescue Network. Adjusted net income of $1 million in the third quarter of 2021 was $3 million below the prior year quarter.

◦Arity revenue of $62 million increased $37 million compared to the prior year quarter, primarily driven by the inclusion of Transparent.ly and LeadCloud as a result of the National General acquisition, and increased device sales driven by growth in the Allstate brand Milewise® product. Adjusted net income of $1 million in the third quarter of 2021 improved $4 million compared to the prior year quarter. Arity continues to expand its data acquisition platform with over 600 billion miles of traffic data being used to serve an increasing number of insurance and third-party application customers.

◦Allstate Identity Protection revenue of $31 million in the third quarter of 2021 increased 10.7% compared to the prior year quarter and policies in force increased by 28.4% to 3.2 million. Adjusted net income of $4 million in the third quarter of 2021 increased $8 million compared to the prior year quarter primarily driven by timing of expenses and a one-time expense benefit.

Allstate Health and Benefits Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2021	2020	% Change	2021	2020	% Change
Premiums and contract charges	$460	$287	60.3%	$1,362	$832	63.7%
Employer voluntary benefits	251	287	(12.5)	769	832	(7.6)
Group health	90	—	NM	260	—	NM
Individual accident and health	119	—	NM	333	—	NM
Adjusted net income	33	33	—	160	62	158.1

•Allstate Health and Benefits premiums and contract charges increased 60.3% compared to the prior year quarter, primarily due to the addition of group health and individual accident and health businesses acquired with National General. Adjusted net income of $33 million in the third quarter of 2021 was comparable to the third quarter of 2020 as income from the addition of National General was offset by a higher benefit ratio compared to the prior year quarter, when benefit utilization was lower due to the pandemic.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2021	2020	$ / pts Change	2021	2020	$ / pts Change
Net investment income	$764	$464	$300	$2,446	$930	$1,516
Market-based investment income (1)	352	358	(6)	1,061	1,070	(9)
Performance-based investment income (1)	437	129	308	1,464	(67)	1,531
Realized capital gains (losses)	105	319	(214)	818	597	221
Change in unrealized net capital gains and losses, pre-tax	(302)	198	NM	(1,352)	902	NM
Total return on investment portfolio	1.0%	1.8%	(0.8)	3.3%	4.6%	(1.3)
Total return on investment portfolio (trailing twelve months)				6.0%	5.9%	0.1
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•Allstate Investments $61.8 billion portfolio generated net investment income of $764 million in the third quarter of 2021, an increase of $300 million from the prior year quarter, driven by higher performance-based income.

◦Market-based investment income contributed $352 million of investment income in the third quarter of 2021, a decrease of $6 million, or 1.7%, compared to the prior year quarter as the impact of low reinvestment rates was largely mitigated by higher average assets under management and prepayment fee income.

◦Performance-based investment income totaled $437 million in the third quarter of 2021, an increase of $308 million compared to the prior year quarter, primarily due to higher private equity investment valuations. These results represent a long-term and broad approach to growth investing with nearly 90% of year-to-date performance-based income coming from assets with inception years of 2018 and prior. Approximately half of the total year-to-date performance-based income was generated by 25 individual investments.
◦Net realized capital gains were $105 million in the third quarter of 2021, compared to $319 million in the prior year quarter, primarily due to lower gains on sales of fixed income securities and a net loss on the valuation of equity investments in the current quarter compared to gains in the prior year quarter.
◦Unrealized net capital losses were $302 million in the third quarter of 2021 as an increase in interest rates resulted in lower fixed income valuations.
◦Total return on the investment portfolio was 1.0% and 3.3% for the third quarter and year-to-date periods of 2021, respectively.

•Discontinued Operations generated $325 million of income in the third quarter of 2021, primarily driven by a decrease in the loss on disposal and higher performance-based income. In the first quarter of 2021, the assets and liabilities of Allstate Life Insurance Company and Allstate Life Insurance Company of New York were reclassified as held for sale with results presented as discontinued operations. This includes $36.8 billion of assets and $32.4 billion of liabilities as of September 30, 2021.

On October 1, 2021 Allstate closed on the sale of Allstate Life Insurance Company of New York to Wilton Re, and on November 1, 2021 closed on the sale of Allstate Life Insurance Company to entities managed by Blackstone. These transactions generated combined proceeds of approximately $4.4 billion. Allstate agents and financial specialists will meet customers’ needs primarily by offering a full suite of life insurance and retirement solutions from third-party providers.

Proactive Capital Management

“Allstate’s proactive capital deployment provides top tier cash returns to shareholders while funding growth,” said Mario Rizzo, Chief Financial Officer. “Through a combination of dividends and share repurchases, Allstate returned nearly $1.5 billion to shareholders in the third quarter. This included executing a $750 million accelerated share repurchase program as part of the current $5 billion authorization. Earlier this week the previously announced divestiture of Allstate Life Insurance Company was completed, which combined with the sale of Allstate Life Insurance Company of New York, increased deployable capital by $1.7 billion and reduced interest rate risk. SafeAuto was acquired on October 1, 2021 to consolidate into National General’s platform, further increasing personal lines market share,” concluded Rizzo.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, November 4. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2021	December 31, 2020
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $38,811 and $40,034)	$39,989	$42,565
Equity securities, at fair value (cost $2,939 and $2,740)	3,807	3,168
Mortgage loans, net	752	746
Limited partnership interests	7,578	4,563
Short-term, at fair value (amortized cost $6,428 and $6,807)	6,428	6,807
Other, net	3,286	1,691
Total investments	61,840	59,540
Cash	690	311
Premium installment receivables, net	8,406	6,463
Deferred policy acquisition costs	4,600	3,774
Reinsurance and indemnification recoverables, net	10,442	7,215
Accrued investment income	339	371
Property and equipment, net	965	1,057
Goodwill	3,389	2,369
Other assets, net	5,966	2,756
Assets held for sale	36,803	42,131
Total assets	$133,440	$125,987
Liabilities
Reserve for property and casualty insurance claims and claims expense	$33,286	$27,610
Reserve for future policy benefits	1,263	1,028
Contractholder funds	863	857
Unearned premiums	19,627	15,946
Claim payments outstanding	1,179	957
Deferred income taxes	711	382
Other liabilities and accrued expenses	9,403	7,840
Long-term debt	7,980	7,825
Liabilities held for sale	32,421	33,325
Total liabilities	106,733	95,770
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 81.0 thousand shares issued and outstanding, $2,025 aggregate liquidation preference	1,970	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 288 million and 304 million shares outstanding	9	9
Additional capital paid-in	3,700	3,498
Retained income	52,736	52,767
Treasury stock, at cost (612 million and 596 million shares)	(33,604)	(31,331)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,828	3,180
Unrealized foreign currency translation adjustments	3	(7)
Unamortized pension and other postretirement prior service credit	87	131
Total accumulated other comprehensive income	1,918	3,304
Total Allstate shareholders’ equity	26,729	30,217
Noncontrolling interest	(22)	—
Total equity	26,707	30,217
Total liabilities and equity	$133,440	$125,987

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenues
Property and casualty insurance premiums	$10,615	$9,336	$31,366	$27,794
Accident and health insurance premiums and contract charges	460	287	1,362	832
Other revenue	536	272	1,585	794
Net investment income	764	464	2,446	930
Realized capital gains (losses)	105	319	818	597
Total revenues	12,480	10,678	37,577	30,947

Costs and expenses
Property and casualty insurance claims and claims expense	8,264	6,072	21,514	16,635
Shelter-in-Place Payback expense	—	—	29	948
Accident and health insurance policy benefits	269	128	746	392
Interest credited to contractholder funds	8	8	25	26
Amortization of deferred policy acquisition costs	1,582	1,386	4,650	4,095
Operating costs and expenses	1,890	1,322	5,304	4,054
Pension and other postretirement remeasurement (gains) losses	40	(71)	(404)	320
Restructuring and related charges	23	196	145	213
Amortization of purchased intangibles	109	31	267	88
Interest expense	69	78	246	238
Total costs and expenses	12,254	9,150	32,522	27,009

Income from operations before income tax expense	226	1,528	5,055	3,938

Income tax expense	20	312	1,008	779

Net income from continuing operations	206	1,216	4,047	3,159

Income (loss) from discontinued operations, net of tax	325	(63)	(3,272)	(207)

Net income	531	1,153	775	2,952

Less: Net income attributable to noncontrolling interest	(7)	—	(7)	—

Net income attributable to Allstate	538	1,153	782	2,952

Less: Preferred stock dividends	30	27	87	89

Net income applicable to common shareholders	$508	$1,126	$695	$2,863

Earnings per common share applicable to common shareholders
Basic
Continuing operations	$0.62	$3.82	$13.31	$9.77
Discontinued operations	1.11	(0.20)	(10.98)	(0.66)
Total	$1.73	$3.62	$2.33	$9.11

Diluted
Continuing operations	$0.62	$3.78	$13.11	$9.66
Discontinued operations	1.09	(0.20)	(10.81)	(0.65)
Total	$1.71	$3.58	$2.30	$9.01

Weighted average common shares – Basic	293.1	311.2	298.1	314.1
Weighted average common shares – Diluted	297.9	314.1	302.6	317.9

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Realized capital gains and losses except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income
◦Pension and other postretirement remeasurement gains and losses
◦Business combination expenses and the amortization or impairment of purchased intangibles
◦Income or loss from discontinued operations
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, business combination expenses and the amortization or impairment of purchased intangibles, income or loss from discontinued operations and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Realized capital gains and losses, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Business combination expenses and income or loss from discontinued operations are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$508	$1,126	$1.71	$3.58
Realized capital (gains) losses	(105)	(319)	(0.35)	(1.01)
Pension and other postretirement remeasurement (gains) losses	40	(71)	0.13	(0.22)
Curtailment (gains) losses	—	(8)	—	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	—	1	—	—
Business combination expenses and the amortization of purchased intangibles	109	31	0.37	0.10
Business combination fair value adjustment	—	—	—	—
(Income) loss from discontinued operations	(235)	86	(0.79)	0.27
Income tax expense (benefit)	(100)	54	(0.34)	0.17
Adjusted net income *	$217	$900	$0.73	$2.87

	Nine months ended September 30,
	Consolidated		Per diluted common share
	2021	2020	2021	2020
Net income (loss) applicable to common shareholders	$695	$2,863	$2.30	$9.01
Realized capital (gains) losses	(818)	(597)	(2.70)	(1.88)
Pension and other postretirement remeasurement (gains) losses	(404)	320	(1.34)	1.01
Curtailment (gains) losses	—	(8)	—	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments	1	1	—	—
Business combination expenses and the amortization of purchased intangibles	289	88	0.96	0.28
Business combination fair value adjustment	(6)	—	(0.02)	—
(Income) loss from discontinued operations	3,435	289	11.35	0.91
Income tax expense (benefit)	45	(38)	0.15	(0.12)
Adjusted net income *	$3,237	$2,918	$10.70	$9.18

Adjusted net income return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2021	2020
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,293	$4,570
Denominator:
Beginning Allstate common shareholders’ equity (1)	$25,293	$23,088
Ending Allstate common shareholders’ equity (1)	24,759	25,293
Average Allstate common shareholders’ equity	$25,026	$24,191
Return on Allstate common shareholders’ equity	13.2%	18.9%

($ in millions)	For the twelve months ended September 30,
	2021	2020
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$4,829	$3,897

Denominator:
Beginning Allstate common shareholders’ equity (1)	$25,293	$23,088
Less: Unrealized net capital gains and losses	2,744	2,023
Adjusted beginning Allstate common shareholders’ equity	22,549	21,065

Ending Allstate common shareholders’ equity (1)	24,759	25,293
Less: Unrealized net capital gains and losses	1,828	2,744
Adjusted ending Allstate common shareholders’ equity	22,931	22,549
Average adjusted Allstate common shareholders’ equity	$22,740	$21,807
Adjusted net income return on Allstate common shareholders’ equity *	21.2%	17.9%
_____________
(1) Excludes equity related to preferred stock of $1,970 million as of September 30, 2021, $1,970 million as of September 30, 2020 and $3,052 million as of September 30, 2019.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Combined ratio	105.3	91.6	94.8	88.8
Effect of catastrophe losses	(12.5)	(11.1)	(9.4)	(8.9)
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(0.8)	(0.4)	(0.3)
Effect of amortization of purchased intangibles	(0.8)	—	(0.5)	—
Underlying combined ratio*	90.4	79.7	84.5	79.6

Effect of prior year catastrophe reserve reestimates	—	(5.7)	(0.7)	(1.9)

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Combined ratio	102.3	85.4	92.4	86.2
Effect of catastrophe losses	(2.9)	(1.6)	(1.9)	(1.4)
Effect of prior year non-catastrophe reserve reestimates	(1.1)	0.5	(0.1)	0.3
Effect of amortization of purchased intangibles	(0.7)	—	(0.5)	—
Underlying combined ratio*	97.6	84.3	89.9	85.1

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.4)	(0.1)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Combined ratio	111.0	103.2	100.2	93.9
Effect of catastrophe losses	(38.0)	(39.1)	(29.8)	(31.6)
Effect of prior year non-catastrophe reserve reestimates	(0.6)	0.7	(0.2)	0.3
Effect of amortization of purchased intangibles	(0.8)	—	(0.6)	—
Underlying combined ratio*	71.6	64.8	69.6	62.6

Effect of prior year catastrophe reserve reestimates	0.1	(21.3)	(2.3)	(6.8)

Underlying expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of amortization or impairment of purchased intangibles on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the amortization or impairment of purchased intangible assets. Amortization or Impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The underlying expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
The following tables reconciles the respective expense ratio to the underlying expense ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Expense ratio	25.1	24.9	24.3	27.5
Effect of amortization of purchased intangibles	(0.8)	—	(0.5)	—
Underlying expense ratio*	24.3	24.9	23.8	27.5
Adjusted underwriting expense ratio is a non-GAAP ratio, which is computed as the difference between the expense ratio and the effect of advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses on the expense ratio. We believe that the measure provides investors with a valuable measure of ongoing performance because it reveals trends that may be obscured by the advertising expense, restructuring and related charges, amortization or impairment of purchased intangibles and Coronavirus related expenses. Advertising expense is excluded as it may vary significantly from period to period based on business decisions and competitive position. Restructuring and related charges are excluded because these items are not indicative of our business results or trends. Coronavirus related expenses are excluded because these items are related to programs offered during the peak of the pandemic that are no longer available. Amortization or impairment of purchased intangible assets is excluded because it relates to the acquisition purchase price. These are not indicative of our business results or trends. A reduction in expenses enables investment flexibility that can drive growth. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the expense ratio. The adjusted underwriting expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Adjusted expense ratio is a non-GAAP ratio, which is computed as the combination of adjusted underwriting expense ratio and claims expense ratio excluding catastrophe expense. We believe it is useful for investors to evaluate this ratio which is linked to a long-term expense ratio improvement commitment through 2024. The most directly comparable GAAP measure is the expense ratio. The adjusted expense ratio should not be considered a substitute for the expense ratio and does not reflect the overall expense ratio of our business.
Coronavirus related expenses includes shelter-in-place payback and special payment plan bad debt expenses.
Claims expense ratio excluding catastrophe expense: Incurred loss adjustment expenses, net of reinsurance, excluding expenses related to catastrophes. These expenses are embedded within the loss ratio.

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